FORM 8-K





                       SECURITIES AND EXCHANGE COMMISSION



                             Washington, D.C. 20549

                                 CURRENT REPORT


               Pursuant to Section 13 or 15(d) of the Securities
                              Exchange Act of 1934



             Date of Report              December 11, 1995



                              PECO ENERGY COMPANY
             (Exact name of registrant as specified in its charter)



           PENNSYLVANIA                  1-1401              23-0970240
         (State or other               (Commission          (IRS Employer
          jurisdiction of              file number)         Identification
          incorporation)                                     Number)





          230l Market Street, Philadelphia, Pennsylvania          19101
          (Address of principal executive offices)              (Zip Code)



         Registrant's telephone number, including
         area code:   (215) 841-4000


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ITEM 5. OTHER EVENTS


The Company has been informed by Public Service Electric and Gas Company (PSE&G) that, on December 11, 1995, PSE&G presented to the Nuclear Regulatory Commission
(NRC) details of its Restart Plan for the Salem Nuclear Generating Station (Salem) at a public meeting held at the station's site in Lower Alloways Creek, New Jersey. The Restart Plan is based on the detailed examination of the equipment, procedural and personnel issues that have had an impact on Salem's performance. The scope of work necessary to implement the Plan has been identified for each of the station's two 1,100 megawatt (MW) units. Based on this work scope, Unit No. 2's return to service is now scheduled for the third quarter of 1996 while Unit No. 1's return remains scheduled for the second quarter of the year.

The overall Restart Plan includes action plans for implementing improvements in nine key areas: self assessment, corrective action, human performance, operations, maintenance, work control, engineering, systems equipment reliability, and training.

PSE&G now estimates that its share of 1996 operation and maintenance (O&M) expenses associated with restart of the Salem units will be $22 million which is about the same level of restart-associated O&M projected for 1995. In addition, PSE&G now estimates that its share of restart-related capital costs in 1996 is expected to be approximately $7 million.

PECO Energy and PSE&G each own 42.59% of Salem. As a result, based on PSE&G's estimates, PECO Energy now estimates that its share of 1996 O&M expenses associated with restart of the Salem units will be $22 million which is about the same level of restart-associated O&M projected for 1995. In addition, PECO Energy's share of restart-related capital costs in 1996 is expected to be approximately $7 million.

                                   SIGNATURES




     Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.






                                                   PECO ENERGY COMPANY


                                                   \s\ J. B. Mitchell
                                                Vice President - Finance
                                                      and Treasurer






December 11, 1995